Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
ANNOUNCES INCREASE IN QUARTERLY DISTRIBUTION
TO BE PAID ON
FEBRUARY 14, 2007
     KILGORE, Texas, January 22, 2007 /PRNewswire-FirstCall via COMTEX/ —
     Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that is has declared a quarterly cash distribution of $0.62 per unit for the quarter ended December 31, 2006. The February distribution reflects an increase of $0.01 per unit over MMLP’s November 2006 distribution. The distribution is payable on February 14, 2007 to common and subordinated unitholders of record as of the close of business on February 1, 2007. The February distribution is based on the current operating performance of, and the current general economic, industry and market conditions impacting MMLP and reflects an annualized distribution rate of $2.48 per unit.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering, processing and LPG distribution; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.